Exhibit 99.1

TO BUSINESS EDITOR:

         STEELCASE DELIVERS SALES AND EARNINGS GROWTH IN SECOND QUARTER

          - NET INCOME INCREASES MORE THAN 80 PERCENT OVER PRIOR YEAR -

    GRAND RAPIDS, Mich., Sept. 19 /PRNewswire-FirstCall/ -- Steelcase Inc. (NYSE: SCS) today reported revenue totaling $702.9 million for its second quarter of fiscal 2006. Revenue increased 8.0 percent compared to $651.0 million in the prior year quarter. Second quarter revenue was lower than expected because a higher than expected percentage of incoming orders for North America are scheduled for shipment in the third quarter.
    As compared to the prior year, second quarter revenue includes $11.0 million of service revenue and $3.8 million of revenue from acquisitions, partially offset by a $(6.0) million reserve for contract-related contingencies. These items had the net effect of increasing revenue by 1.4 percent compared to the prior year.
    Steelcase reported net income of $13.8 million, or $0.09 per share for the second quarter of fiscal 2006, consistent with company estimates of $0.08 to $0.13 per share. This compares to net income of $7.3 million, or $0.05 per share in the same quarter of the prior year.
    Included in second quarter results were net restructuring charges totaling $(6.1) million after-tax primarily related to facility rationalization in the company's North America and International segments. Net restructuring charges were $(1.4) million after-tax in the prior year quarter.
    "Steelcase's second quarter results capped a solid start to 2006 with significantly improved first half revenue and profits," said James P. Hackett, president and CEO. "Steelcase employees everywhere have contributed to these improvements by focusing on our mission to provide customers with a better work experience and by their continued commitment to world-class process excellence."
    Cost of sales improved 1.3 percentage points to 68.5 percent in the second quarter. The results include favorable inventory and property tax adjustments, partially offset by higher workers compensation costs and accelerated depreciation on certain assets, which had the net effect of improving cost of sales by 0.5 percentage points. Compared to the prior year quarter, North America had better yield from earlier list price adjustments. The improvement in pricing was partially offset by the reserve for contract-related contingencies. Some of the benefits from prior restructuring actions were offset by disruption costs associated with ongoing facility consolidations.
    Despite higher restructuring costs in the current quarter, gross profit of
30.4 percent in the second quarter improved from 30.0 percent in the same quarter last year. Excluding these charges, gross profit improved by 1.3 percentage points.
    Reported operating income was $25.3 million, or 3.6 percent of revenue, and includes restructuring charges of $9.7 million pre-tax. Operating income without restructuring charges was $35.0 million, or 5.0 percent of revenue in the current quarter compared to 2.9 percent of revenue in the prior year.
    Total cash and cash equivalents increased by $49.1 million to $287.1 million at the end of the second quarter. The company's debt balance of $273.8 million remains largely unchanged as compared to the first quarter.
    "Solid sales growth and continued operational improvements helped us increase both net income and earnings per share by more than 80 percent," said James P. Keane, chief financial officer. "Operating income excluding restructuring charges was 5 percent of sales. We are pleased with the progress we are making toward our longer-term operating income target of 10 percent."

    Outlook
    Steelcase expects third quarter sales to be 8 to 12 percent higher than the prior year driven by a strong backlog going into the third quarter. Order rates strengthened in August and remained strong in early September.
    The company expects to report earnings between $0.10 and $0.15 per share in the third quarter, including restructuring charges of $2 to $5 million after-tax. These estimates reflect increased discounts because of a higher mix of large project business in current backlog, and increased costs of disruption as the company begins to relocate certain production lines as part of the previously announced North America restructuring project. These estimates also consider higher fuel prices, which are expected to reduce operating income by more than $2 million in the third quarter. The company does not anticipate any material direct financial impact from Hurricane Katrina in the third quarter.
    The company has reduced its estimate of full year restructuring charges to $16 to $21 million after-tax, including the amounts incurred in the first half of fiscal 2006 and those estimated above for the third quarter.
    Last week, the company announced an annual product list price adjustment in the U.S. and Canada. This adjustment considered inflationary pressures and sustained higher commodity costs for steel and other raw materials. Because the adjustment took into account steel inflation, the company also announced it will discontinue the temporary steel surcharge instituted in April 2004. Both of these actions will be effective January 16, 2006.
    Mr. Hackett concluded, "Our international business is building momentum as we enter the second half of the year and will help drive improved profits in the third quarter."

     Business Segment Results
     (in millions)

                             Second Quarter              Second Quarter
                           Three Months Ended           Six Months Ended
                      ---------------------------  --------------------------
                      Aug. 26, Aug. 27,    % Inc    Aug. 26,  Aug. 27,  % Inc
                         2005     2004      (Dec)      2005      2004   (Dec)
                      -------- --------    ------  --------- ---------  -----
    Revenue
    North America (1)  $401.3   $365.6       9.8%    $781.3    $693.7   12.6%
    Steelcase Design
     Partnership (2)     85.9     80.7       6.4%     168.7     151.1   11.6%
    International (3)   145.1    131.9      10.0%     297.8     266.1   11.9%
    Other (4)            70.6     72.8      (3.0)%    131.1     137.8   (4.9)%
                      -------- --------            --------- ---------
      Consolidated
       Revenue         $702.9   $651.0       8.0%  $1,378.9  $1,248.7   10.4%
                      ======== ========            ========= =========

    Operating Income
    North America       $20.5    $10.1                $34.6      $3.7
    Steelcase Design
     Partnership          8.2      7.7                 16.2      11.1
    International        (4.1)    (2.5)                (6.7)     (4.3)
    Other                 0.7      1.5                 (3.6)      1.2
                      -------- --------            --------- ---------
      Consolidated
       Operating
       Income           $25.3    $16.8                $40.5     $11.7
                      ======== ========            ========= =========
    Operating Margin
     Percent              3.6%     2.6% 1.0 pts.        2.9%      0.9%  2.0 pts.

     Pre-Tax Restructuring Charges Included in Business Segment Results (in millions)

                                Second Quarter            Second Quarter
                              Three Months Ended         Six Months Ended
                              ------------------        ------------------
                              Aug. 26,  Aug. 27,        Aug. 26,  Aug. 27,
                                 2005      2004            2005      2004
                              --------  --------        --------  --------
    North America                $5.0      $2.8            10.9       7.4
    Steelcase Design
     Partnership                    -         -               -         -
    International                 4.8      (0.8)            9.7      (1.1)
    Other                        (0.1)        -            (0.1)      0.8
                              --------  --------        --------  --------
      Consolidated Charges       $9.7      $2.0           $20.5      $7.1
                              ========  ========        ========  ========

    Business Segment Footnotes
    (1) North America business segment includes the company's Steelcase and Turnstone brands, consolidated dealers in the U.S. and Canada, and services.
    (2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
    (3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
    (4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses.

     Non-GAAP Financial Measures

     Gross Profit, excluding Restructuring Charges
     (in millions, % of revenue)

                             Second Quarter                Second Quarter
                           Three Months Ended             Six Months Ended

                     Aug. 26, 2005  Aug. 27, 2004   Aug. 26, 2005  Aug. 27, 2004
                     -------------  -------------   -------------  -------------
    Gross Profit,
     as reported      $214.0  30.4%  $195.2  30.0%   $413.9  30.0%  $362.5 29.0%
    Restructuring
     Charges             7.8   1.1%     1.5   0.2%     16.3   1.2%     5.1  0.4%
                      ------  -----  ------  -----   ------  -----  ------ -----
    Gross Profit,
     excluding
     Restructuring
     Charges          $221.8  31.5%  $196.7  30.2%   $430.2  31.2%  $367.6 29.4%
                      ======  =====  ======  =====   ======  =====  ====== =====

    Operating Income, excluding Restructuring Charges
    (in millions; % of revenue)

                             Second Quarter                Second Quarter
                           Three Months Ended             Six Months Ended

                     Aug. 26, 2005  Aug. 27, 2004   Aug. 26, 2005  Aug. 27, 2004
                     -------------  -------------   -------------  -------------
    Operating Income,
     as reported       $25.3   3.6%   $16.8   2.6%    $40.5   2.9%   $11.7  0.9%
    Restructuring
     Charges             9.7   1.4%     2.0   0.3%     20.5   1.5%     7.1  0.6%
                      ------  -----  ------  -----   ------  -----  ------ -----
    Operating Income,
     excluding
     Restructuring
     Charges           $35.0   5.0%   $18.8   2.9%    $61.0   4.4%   $18.8  1.5%
                      ======  =====  ======  =====   ======  =====  ====== =====

    Webcast
    Steelcase will discuss second quarter fiscal 2006 results and business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at http://www.steelcase.com/ir. Related presentation slides will be available on the company's website shortly before the start of the webcast.

    Non-GAAP Financial Measures
    This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.
    The non-GAAP financial measures used within the company's earnings release are: second quarter and six months year-to-date gross profit, excluding restructuring costs for the current and prior year in dollars and as a percentage of net sales; and, second quarter and six months year-to-date operating income, excluding restructuring costs for the current and prior year in dollars and as a percentage of sales. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

    Forward-looking Statements
    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. These forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) competitive and general economic conditions and uncertainty domestically and internationally; (2) delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action, acts of God and other Force Majeure events; (3) changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; (4) major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; (5) competitive pricing pressure; (6) pricing changes by the company, its competitors or suppliers, including fluctuations in raw material and component costs; (7) currency fluctuations; (8) changes in: (a) customer demand and order patterns; (b) financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; (c) relationships with customers, suppliers, employees and dealers; and (d) the mix of products sold and of customers purchasing (including large project business); (9) the success (including product performance and customer acceptance) of new products, current product innovations, services and platform simplification, and their impact on the company's manufacturing processes; (10) the success of the company's investment in certain ventures (11) the company's ability to successfully: (a) implement list price increases; (b) reduce its costs, including actions such as global supply chain management, strategic outsourcing, workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value, production consolidation, reduction of business complexity and culling products; (c) implement technology initiatives; (d) integrate acquired businesses; (e) migrate to a less vertically integrated manufacturing model; (f) implement lean manufacturing principles; (g) initiate and manage alliances; (h) resolve certain contract-related contingent liabilities; and (i) manage consolidated dealers; (12) possible acquisitions or divestitures by the company; (13) changes in business strategies and decisions; and (14) other risks detailed in the company's Form 10-K for the year ended February 25, 2005 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Steelcase Inc.
    Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of more than 800 independent dealers and approximately 14,000 employees worldwide. Fiscal 2005 revenue was $2.6 billion. Learn more at http://www.steelcase.com.

                                 STEELCASE INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                      (in millions, except per share data)

                                   Three Months Ended        Six Months Ended
                                 ----------------------------------------------
                                  Aug. 26,    Aug. 27,     Aug. 26,    Aug. 27,
                                     2005        2004         2005        2004
                                 ----------------------------------------------
    Revenue                        $702.9      $651.0     $1,378.9    $1,248.7
    Cost of sales                   481.1       454.3        948.7       881.1
    Restructuring costs               7.8         1.5         16.3         5.1
                                 ---------    --------    ---------   ---------
      Gross profit                  214.0       195.2        413.9       362.5
    Operating expenses              186.8       177.9        369.2       348.8
    Restructuring costs               1.9         0.5          4.2         2.0
                                 ---------    --------    ---------   ---------
      Operating income               25.3        16.8         40.5        11.7
    Interest expense                 (4.4)       (5.6)        (9.6)      (10.8)
    Other income, net                 1.1        (0.8)         1.9        (0.1)
                                 ---------    --------    ---------   ---------
      Income from continuing
       operations before
       income tax expense            22.0        10.4         32.8         0.8
    Income tax expense                8.2         3.1         12.3         0.2
                                 ---------    --------    ---------   ---------
      Income from continuing
       operations                    13.8         7.3         20.5         0.6
    Income from discontinued
     operations,
     net of applicable
     income taxes                       -           -            -         1.0
                                 ---------    --------    ---------   ---------
      Net income                    $13.8        $7.3        $20.5        $1.6
                                 =========    ========    =========   =========
    Basic and diluted
     per share data:
     Income from continuing
      operations                    $0.09       $0.05        $0.14           -
     Income from discontinued
      operations                        -           -            -        0.01
                                 ---------    --------    ---------   ---------
     Earnings                       $0.09       $0.05        $0.14       $0.01
    Dividends declared per
     common share                   $0.09       $0.06        $0.15       $0.12
                                 =========    ========    =========   =========
    Weighted average shares
     outstanding                    148.3       147.8        148.2       147.8
                                 =========    ========    =========   =========

                                 STEELCASE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                   (Unaudited)
                                                     Aug. 26,       Feb. 25,
                                                        2005           2005
                                                    -----------------------
                                 ASSETS
    Current assets:
     Cash and cash equivalents                        $287.1         $216.6
     Short-term investments                                -          131.6
     Accounts receivable, net                          407.0          378.1
     Inventories                                       143.6          132.9
     Other current assets                              203.9          198.1
                                                    --------       --------
       Total current assets                          1,041.6        1,057.3

    Property and equipment, net                        559.8          606.0
    Goodwill and other intangible assets, net          291.8          290.0
    Other assets                                       398.2          411.3
                                                    --------       --------
       Total assets                                 $2,291.4       $2,364.6
                                                    --------       --------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
     Accounts payable                                 $171.5         $175.9
     Short-term borrowings and current portion of
      long-term debt                                    20.6           67.6
     Accrued expenses:
      Employee compensation                             99.6          123.3
      Employee benefit plan obligations                 26.2           31.7
      Other                                            226.5          211.0
                                                    --------        --------

       Total current liabilities                       544.4          609.5
                                                    --------       --------

    Long-term liabilities:
     Long-term debt                                    253.2          258.1
     Employee benefit plan obligations                 245.6          249.7
     Other long-term liabilities                        51.1           50.7
                                                    --------       --------
        Total long-term liabilities                    549.9          558.5
                                                    --------       --------
        Total liabilities                            1,094.3        1,168.0
                                                    --------       --------

    Shareholders' equity:
     Common stock                                      303.1          297.4
     Additional paid in capital                          2.3            1.3
     Accumulated other comprehensive loss              (36.1)         (33.1)
     Deferred compensation - restricted stock           (4.5)          (3.1)
     Retained earnings                                 932.3          934.1
                                                    --------       --------
        Total shareholders' equity                   1,197.1        1,196.6
                                                    --------       --------
        Total liabilities and shareholders' equity  $2,291.4       $2,364.6
                                                    --------       --------

                                 STEELCASE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                             (Unaudited)
                                                      ------------------------
                                                          Six Months Ended
                                                      Aug. 26,        Aug. 27,
                                                         2005            2004
                                                      ------------------------
    OPERATING ACTIVITIES
    Net income                                          $20.5            $1.6
    Depreciation and amortization                        61.1            63.9
    Changes in operating assets and liabilities,
     net of corporate acquisitions                      (63.2)          (50.1)
    Other, net                                           (2.8)           (1.6)
                                                      --------        --------
    Net cash provided by operating activities            15.6            13.8
                                                      --------        --------
    INVESTING ACTIVITIES
    Capital expenditures                                (39.2)          (25.0)
    Short-term investments, net                         131.6            70.0
    Proceeds from the disposal of fixed assets           21.0            11.3
    Proceeds from repayments of lease fundings            7.6            22.3
    Acquisitions, net of cash acquired                   (6.3)              -
    Other, net                                            8.5            (2.9)
                                                      --------        --------
    Net cash provided by investing activities           123.2            75.7
                                                      --------        --------
    FINANCING ACTIVITIES
    Repayments of long-term debt, net                   (50.6)          (22.4)
    Repayments of lines of credit, net                   (0.7)           (2.6)
    Dividends paid                                      (22.3)          (17.8)
    Common stock issuance                                 3.0             0.7
                                                      --------        --------
    Net cash used in financing activities               (70.6)          (42.1)
                                                      --------        --------
    Effect of exchange rate changes on cash
     and cash equivalents                                 2.3             0.6
                                                      --------        --------
    Net increase in cash and cash equivalents            70.5            48.0
    Cash and cash equivalents, beginning of period      216.6           182.2
                                                      --------        --------
    Cash and cash equivalents, end of period           $287.1          $230.2
                                                      --------        --------

SOURCE  Steelcase Inc.
    -0-                             09/19/2005
    /CONTACT:  Investor Contact, Raj Mehan, Investor Relations,
+1-616-698-4734, or Media Contact, Lisa Kerr, Communications, +1-616-698-4487, both for Steelcase Inc./
    /FCMN Contact: rmehan@steelcase.com/
    /Web site:  http://www.steelcase.com /
    (SCS)